Exhibit 99.1

Execution Version

CANTALOUPE, INC.

NOTICE OF REDEMPTION

SERIES A CONVERTIBLE PREFERRED STOCK

CUSIP NO. 138103205

Holders of Cantaloupe, Inc.’s Series A Convertible Preferred Stock:

Reference is hereby made to (i) the Amended and Restated Articles of Incorporation, as Amended Through April 15, 2021 (the “Articles”) of Cantaloupe, Inc., a Pennsylvania corporation (the “Company”), and (ii) the Agreement and Plan of Merger, dated as of June 15, 2025 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, 365 Retail Markets, LLC, a Delaware limited liability company (“365”), Catalyst Holdco I, Inc., a Delaware corporation, Catalyst Holdco II, Inc., a Delaware corporation, and Catalyst MergerSub Inc., a Delaware corporation (“Merger Subsidiary”), pursuant to which, subject to the terms and conditions thereof, Merger Subsidiary will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned, indirect subsidiary of 365. A copy of the Articles has been filed by the Company with the Securities and Exchange Commission (“SEC”) and may be viewed at https://www.sec.gov/Archives/edgar/data/896429/000162828022001838/a31-amendedandrestatedarti.htm, and a copy of the Merger Agreement has been filed by the Company with the SEC and may be viewed at https://www.sec.gov/Archives/edgar/data/896429/000110465925059703/tm2518071d1_ex2-1.htm.

Notice (this “Notice”) is hereby given that the Company has elected to redeem all of the shares of its Series A Convertible Preferred Stock, without par value (“Preferred Stock”), pursuant to Section 4(C)(6) of the Articles (the “Redemption”), that are issued and outstanding as of immediately prior to the closing of the Merger (the “Closing” and the date of the Redemption, the “Redemption Date”). The Closing (and therefore the Redemption) is expected to occur on May 8, 2026. Any shares of Preferred Stock that are outstanding on the Redemption Date will be redeemed immediately prior to the Closing on the Redemption Date, for cash at the redemption price per share of Preferred Stock set forth in Section 4(C)(6) of the Articles (the “Redemption Price”), which is the amount per share of Preferred Stock equal to (i) $11.00, plus (ii) an amount equal to the accrued and unpaid cumulative dividends thereon to the Redemption Date. For the avoidance of doubt, if the Closing does not occur, then the Redemption will not occur. As of May 8, 2026, the amount of accrued and unpaid cumulative dividends on each outstanding share of Preferred Stock will be $51.90, resulting in a Redemption Price on such date of $62.90.  Dividends will continue to accrue on the Preferred Stock until the Redemption Date, as provided in the Articles.

At any time prior to the Redemption Date, you have the right to convert your Preferred Stock into shares of the Company’s common stock, without par value (“Common Stock”), as described below. Any shares of Preferred Stock that are converted into Common Stock will no longer be outstanding and the Redemption Price will not be payable in respect of any shares of Preferred Stock that have been converted into Common Stock.

On and after the Redemption Date, dividends will cease to accrue on the shares of Preferred Stock. Additionally, on and after the Redemption Date, the Preferred Stock will no longer be deemed outstanding, and all rights with respect thereto will cease and terminate, except the right of holders thereof to receive payment of the Redemption Price, without interest, upon presentation and surrender of certificates representing the shares of the Preferred Stock or by complying with the applicable procedures of the Depository Trust Company on or after the Redemption Date.

This Notice is revocable by the Company in its sole discretion. This Notice is being given in accordance with Section 8.09 of the Merger Agreement to effect the Redemption immediately prior to the Closing. Notwithstanding anything in this Notice to the contrary, this Notice may be revoked by the Company in its sole discretion for any reason. If this Notice is revoked by the Company, the Company will not redeem any shares of Preferred Stock on the Redemption Date and this Notice shall have no force or effect. Notwithstanding any revocation of this Notice, if the Company revokes this Notice, the Company may at any time thereafter issue another notice of the redemption of shares of Preferred Stock.

Additional Redemption Terms. If you currently hold certificate(s) representing shares of Preferred Stock, those certificate(s) MUST BE RETURNED in order to receive the Redemption Price. Payment of the Redemption Price will be made upon your satisfactory execution of a letter of transmittal (a “Letter of Transmittal”) and the presentation and surrender for payment of your shares of Preferred Stock to Equiniti Trust Company, LLC (the “Redemption Agent”). A holder of shares of Preferred Stock will not be entitled to receive the Redemption Price until the certificate(s) representing such holder’s shares and a completed copy of a Letter of Transmittal are delivered to the Redemption Agent at the address indicated in this notice. THE METHOD OF DELIVERY OF THE CERTIFICATE(S) TO THE REDEMPTION AGENT IS AT THE ELECTION AND RISK OF THE HOLDER THEREOF, BUT IF SENT BY MAIL, IT IS RECOMMENDED THAT THE CERTIFICATE(S) BE SENT BY REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. DELIVERY OF THE CERTIFICATE(S) WILL BE EFFECTIVE, AND RISK OF LOSS AND TITLE WITH RESPECT THERETO SHALL PASS, ONLY WHEN THE CERTIFICATE(S) ARE ACTUALLY RECEIVED BY THE REDEMPTION AGENT.

Beneficial Owners. Only a registered holder of shares of Preferred Stock may surrender Preferred Stock for redemption. Any beneficial owner whose shares of Preferred Stock are registered in the name of a broker, dealer, commercial bank trust company or other nominee should contact the registered holder promptly and instruct the registered holder to execute and deliver a Letter of Transmittal on the beneficial owner’s behalf.

Questions regarding the Redemption or the procedures therefor may be referred to the Redemption Agent at (800) 937-5449.

Right to Convert Preferred Stock Prior to the Redemption Date. In accordance with Section 3(C)(3) of the Articles, holders of Preferred Stock have the right to convert each share of Preferred Stock (as well as any accrued and unpaid cumulative dividends thereon) into Common Stock, pursuant to and at the conversion price set forth in the Articles, at any time prior to the Redemption Date. Holders of Preferred Stock that convert their Preferred Stock into Common Stock prior to the Redemption Date will be entitled to receive, at the Closing, pursuant to and in accordance with the Merger Agreement, the Merger Consideration (as defined in the Merger Agreement), less any applicable withholding taxes, for each share of Common Stock into which the Preferred Stock converts, and such holders will not receive the Redemption Price in respect of any shares of Preferred Stock that have been converted into Common Stock.

CANTALOUPE, INC.

	By:	/s/ Anna Novoseletsky
Anna Novoseletsky
Chief Legal & Compliance Officer and General Counsel
Date: May 1, 2026